CONCERT INVESTMENT SERIES

Form of Certificate of Amendment Amending the
Amended and Restated Certificate of Designation of
Concert Investment Series Mid Cap Fund

Certificate of Amendment Secretary of Concert Investment Series (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1(b) and Section 9.3 of the Agreement and Declaration of Trust, dated January 29, 1987 (the "Original Declaration", and as amended October 26, 1987, April 8,
1988, February 24, 1992, January 24, 1994, February 2, 1994, January 27, 1995, May 17, 1996, August 9, 1996, October 16, 1996 and December
31, 1997, the "Existing Declaration", and as further amended hereby, the "Declaration"), and by the affirmative vote of Majority of the Trustees at a meeting duly called and held on December 7, 1998, the Certificate of Designation effective January 27, 1995, amending the Declaration of Trust to establish the Concert Investment Series Mid Cap Fund (the "Fund") as a separate Portfolio of the Trust (the "Certificate"), as amended and restated by an amended and restated by a Certificate of Amendment Amending the Amended and Restated Certificate of Designation dated August 9, 1996 (the "Amended Certificate"), is hereby amended to change the name of the Fund to "International Equity Fund", wherever the name of the Fund appears in the Amended Certificate.

	IN WITNESS WHEREOF, the undersigned has set his hands and the seal of the Trust, this 15th day of December, 1997.




Gordon E. Swartz Assistant Secretary
[TRUST SEAL]




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